Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We Consent to the incorporation by reference in this post-effective amendment No. 1 to registration statement on Form S-1 on registration statement on Form S-3 (Registration No. 333-127149) of our report dated May 31, 2007 with respects to our audit of the combined balance sheet and related combined statements of income, equity and cash flows of B.J.K., Inc. d/b/a ChemRx and subsidiary and affiliate as of December 31, 2006 appearing in the Schedule 14A of Chem Rx Corporation F/K/A Paramount Acquisition Corp. dated October 2, 2007. We also consent to the reference to our firm under the heading “Experts” in such Prospectus.

/s/ KGS LLP

KGS LLP

Jericho, New York

January 7, 2008